EXHIBIT 8.2

[Bryan Cave Leighton Paisner LLP Letterhead]

September 25, 2018

FMB Banking Corporation 200 East Washington Street Monticello, Florida 32344
Re:	Tax Opinion – Agreement and Plan of Merger By and Between FMB Banking Corporation and The First Bancshares, Inc.

Ladies and Gentleman:

We have acted as counsel to FMB Banking Corporation, a Florida corporation (“FMB”), in connection with the merger contemplated by the Agreement and Plan of Merger dated as of July 23, 2018 (the “Merger Agreement”) by and between FMB and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). Pursuant to the Merger Agreement, (a) FMB will merge with and into FBMS, with FBMS as the surviving corporation (the “Merger”), and (b) FMB’s wholly owned subsidiary bank, Farmers & Merchants Bank, will merge with and into FBMS’ wholly owned subsidiary bank, The First, a National Banking Association (“The First”), with The First as the surviving bank. Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement. This opinion is being delivered in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined originals and copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the tax representation letters of FMB and FBMS (the “Representation Letters”), and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger Agreement and Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by FMB and FBMS in the Merger Agreement, the Registration Statement, and the Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by FMB and FBMS in the Merger Agreement, the Registration Statement, and the Representation Letters that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed

FMB Banking Corporation
September  25, 2018

that the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

In rendering our opinion, we have considered the applicable provisions of (i) the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, it is our opinion that under current law the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code. In addition, subject to the assumptions set forth herein and the assumptions and qualifications set forth in the Registration Statement, under current U.S. federal income tax law, the statements under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS”, to the extent that they set forth specific legal conclusions under U.S. federal income tax law, except as otherwise provided therein, represent our opinion.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relief upon or assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to be no longer be true or correct.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger or any transaction related thereto or contemplated thereby. We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP